Exhibit 99.1

Ampio Pharmaceuticals Reports Fourth-Quarter and Full-Year 2021 Financial Results and Operational Highlights

Cash and Cash Equivalents of $34 Million Expected to Fund Current Operations into 2H 2023

Company to host Conference Call Tuesday, March 29, 2022, at 4:30pm EDT

ENGLEWOOD, CO, March 29, 2022 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for the treatment of pain resulting from osteoarthritis in the knee and potentially other articular joints, today reported financial results and operational highlights for the fourth quarter and year ended December 31, 2021.

“We have made significant progress on core objectives, including the release of positive Phase 3 data and the submission of a Type C meeting request to the FDA,” said Mike Martino, Chairman and CEO of Ampio. “Additionally, we have secured incremental liquidity that improves financial strength and is expected to fund current operations into the second half of 2023. This provides strategic options as we continue discussions with the FDA and potential partners. Further, we have strengthened our corporate governance, compliance, and clinical development expertise through the expansion of our Board of Directors and appointments of key leadership positions.”

Ampio is pleased to provide recent operational highlights that are summarized below.

OAK Clinical Development

•

Phase 3 Study, AP-013: The AP-013 study, a Phase 3 trial designed to evaluate pain and function in patients with the target condition of severe osteoarthritis of the knee (OAK), was designed to confirm the efficacy observed in the first pivotal study, AP-003-A, and support an Ampion Biologics Licensing Application (BLA). The AP-013 study was found to have been impacted by COVID-19 using a blinded sensitivity analysis. To mitigate this impact, a modified-intent-to-treat (mITT) population is proposed to evaluate efficacy in AP-013.

•	Analysis of AP-013 Data: AP-013 analysis of the three efficacy analysis populations demonstrated:

o	In the mITT population, Ampion demonstrated a statistically significant reduction in pain (p=0.042) and trended toward improvement in function versus saline control.

o

In the Per Protocol population of AP-013, Ampion demonstrated statistically significant reduction in pain (p = 0.020) and a statistically significant improvement in function (p = 0.027) versus saline control.

o

The Intent to Treat population was impacted by a large amount of missing data and mandated imputation due to COVID-19 and did not demonstrate statistically significant reduction in pain or statistically significant improvement in function.

•

Type C Meeting with FDA: The FDA has agreed to a written response to our Type C Meeting request regarding the AP-013 study. By the end of the first half of this year, the Company expects to have FDA clarity on whether the AP-013 trial together with AP-003-A will support an Ampio BLA for the treatment of pain associated with severe OAK.

COVID-19 Clinical Development

•

AP-017 Intravenous (IV) Treatment for Severe COVID: Study AP-017 was designed to evaluate IV Ampion treatment in severe COVID-19 patients in up to 200 patients with an interim analysis at 30 patients for sample size re-estimation. The interim enrollment and analysis for sample size re-estimation is complete. The observed safety profile of IV Ampion treatment has been excellent to date and there will be no sample size adjustment in the study. However, enrollment has been slow, and the COVID-19 treatment and regulatory approval landscape has evolved. Therefore, the Company has stopped further enrollment and will analyze the data completely to determine next steps for the use of IV Ampion.

•

AP-018 Inhaled Treatment for Long-COVID: Study AP-018 was designed to evaluate inhaled Ampion treatment in 30 patients with Long-COVID. Enrollment was completed in December 2021, and the Day 60 post-treatment safety and efficacy measures are currently underway. Once complete, the data will be prepared for analysis, and the Company will determine next steps for the program when the analysis has been completed. Ampio is on track to complete the data analysis by the end of the second quarter of 2022.

•

AP-019 Inhaled Treatment for Severe COVID: Study AP-019 was designed to evaluate inhaled Ampion treatment in up to 200 severe COVID-19 patients with an interim analysis for sample size re-estimation. The interim enrollment was completed with 129 patients in the first quarter of 2022. Ampio is on track to complete the data analysis by the end of the second quarter of 2022, at which time the Company will determine next steps for the study.

Expansion of Leadership

•

Expansion of Board of Directors: Ampio announced the appointment of J. Kevin Buchi, Michael Martino, and Elizabeth Varki Jobes, Esq. to the Ampio Pharmaceuticals Board of Directors. These appointments expand the Company’s Board of Directors to eight members and prepares the Company for its next phase.

•

Strengthening of Management: Ampio announced the appointment of Michael Martino as Chairman of the Board of Directors and Chief Executive Officer. Additionally, Howard Levy, M.B.B.Ch., Ph.D., M.M.M., was appointed as Chief Medical Officer, and Holli Cherevka was promoted to the position of President and Chief Operating Officer.

Fourth Quarter and Full-Year 2021 Financial Results

•

Net Loss: Net loss was $6.2 million for the fourth quarter compared to net loss of $4.6 million for the fourth quarter of 2020, and $17.1 million for the year compared to a loss of $15.9 million for the year ended December 31, 2020. Further details on these variances are below.

•

R&D Expenses: Research and development expenses were $4.7 million for the fourth quarter compared to $2.1 million for the fourth quarter of 2020, and $11.9 million for the year compared to $9.2 million for the year ended December 31, 2020. The primary drivers of the year-over-year increase were incremental costs associated with the COVID-19 Phase 1 and 2 studies which were initiated late in 2020 and during the 2021 period.  These costs were partially offset by (i) reduction in costs associated with the AP-013 study which was paused in the 2020 period.

•

G&A Expenses: General and administrative expenses were $4.5 million for the fourth quarter compared to $1.8 million for the fourth quarter of 2020, and $8.7 million for the year compared to $6.7 million for the year ended December 31, 2020. The increase was primarily attributable to (i) increase in share-based compensation and professional fees for legal and other advisory services

•

Cash position: Cash and cash equivalents on December 31, 2021, totaled $33.9 million, compared to $17.3 million as of December 31, 2020, driven primarily by (i) net proceeds from the closing of a registered direct offering in December totaling $20.7 million, and (ii) net proceeds of $10.0 million from the sale of common stock with the “at-the-market” equity offering program throughout the year; partially offset by cash used in operating activities totaling $14.1 million. Ampio projects its cash position will fund current operations into 2H 2023.

Further details on Fourth Quarter and Full-Year 2021 Financial and key variances are included below.

AMPIO PHARMACEUTICALS, INC.

Balance Sheets

	December 31,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$33,892,000	$17,346,000
Prepaid expenses and other	1,740,000	1,147,000
Total current assets	35,632,000	18,493,000

Fixed assets, net	2,564,000	3,561,000
Right-of-use asset, net	629,000	824,000
Total assets	$38,825,000	$22,878,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,811,000	$1,550,000
Lease liability-current portion	311,000	284,000
Total current liabilities	5,122,000	1,834,000

Lease liability-long-term	614,000	925,000
Warrant derivative liability	5,805,000	2,607,000
Total liabilities	11,541,000	5,366,000

Commitments and contingencies (Note 7)

Stockholders’ equity
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; none issued	—	—
Common Stock, par value $0.0001; 300,000,000 shares authorized; shares issued and outstanding - 227,325,381 as of December 31, 2021 and 193,378,996 as of December 31, 2020	23,000	19,000
Additional paid-in capital	244,863,000	218,020,000
Accumulated deficit	(217,602,000)	(200,527,000)
Total stockholders’ equity	27,284,000	17,512,000

Total liabilities and stockholders’ equity	$38,825,000	$22,878,000

AMPIO PHARMACEUTICALS, INC.

Statements of Operations

	Year Ended December 31,
	2021	2020

Operating expenses
Research and development	$11,900,000	$9,172,000
General and administrative	8,671,000	6,662,000
Total operating expenses	20,571,000	15,834,000

Other income (expense)
Interest income	4,000	12,000
Paycheck Protection Program loan forgiveness	—	544,000
Derivative gain (loss)	3,492,000	(543,000)
Loss on disposal of fixed asset	—	(73,000)
Total other income (expense)	3,496,000	(60,000)

Net loss	$(17,075,000)	$(15,894,000)

Net loss per common share:
Basic	$(0.09)	$(0.09)
Diluted	$(0.10)	$(0.09)

Weighted average number of common shares outstanding:
Basic	199,299,072	172,846,773
Diluted	204,963,019	172,846,773

Conference Call Details

Date/Time: March 29, 2022, at 4:30 pm EDT

Conferencing Link:  https://event.on24.com/wcc/r/3683372/9CD2C8B658E56541C487F44C34E897BB

Access Code:  66744

Canada dial-in number (Toll Free):   1 833 950 0062
Canada dial-in number (Local):         1 226 828 7575
US dial-in number (Toll Free):           1 844 200 6205
US dial-in number (Local):                 1 646 904 5544
Access code:                                         931547

*Participants will need to enter the participant access code before being met by an operator

In order to submit questions, participants must have Internet connectivity, as questions will only be addressed via the webcast. The conference call line will be in listen-only mode.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company focused on the advancement of immunomodulatory therapies for the treatment of pain resulting from osteoarthritis in the knee and potentially other articular joints. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and may be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and including, but not limited to, statements that relate to future plans or events or are conditional in nature, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,”” may”, “will”, “should”, “forecast”, “could”, “expect”, “suggest”, “plan,” “believe”, “estimate”, “continue”, “anticipate”,” and “intend”, “ongoing”, “opportunity”, “potential”, “predicts”, “seek”, “plan,”, or similar expressions words. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion and its classification, as well as those associated with regulatory approvals and other FDA decisions, clinical trials (and FDA’s decisions regarding such trials), results of safety profiles, and decisions and changes in business conditions and similar events and the likelihood and timing of Ampion’s approval as a novel biologic under the BPCIA, the ability of liquidity to support future operations, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Such risks include, but are not limited to: our ability to fund our operations, including our ability to access funding through our “at-the-market” equity offering or through other equity or debt offerings; our ability to retain key employees, consultants, and advisors and to attract, retain and motivate qualified personnel; the progress and results of clinical trials for Ampion and additional costs or delays associated therewith; the significant competition in the search for a successful treatment for the novel Coronavirus Disease 2019 (“COVID-19”); our ability to enroll hospitalized patients in our Phase 1 and 2 trials of Ampion for the treatment of COVID-19 given the unplanned variability of the virus, vaccine rates and mutations in the virus in certain geographies; our ability to receive regulatory approval for and sell the products that we are developing for the treatment of COVID-19; our reliance on third parties to conduct our clinical trials resulting in costs or delays that prevent us from successfully commercializing Ampion; competition for patients in conducting clinical trials, delaying product development and straining our limited financial resources; the risk and costs associated with our decision to suspend enrollment in the Phase 3 clinical trial for treatment of severe Osteoarthritis of the Knee due to considerations relating to the COVID-19 pandemic, and the possibility that the data generated by that clinical trial may have been adversely impacted by the COVID-19 pandemic; our ability to navigate the regulatory approval process in the U.S. and other countries, and our success in obtaining required regulatory approvals for Ampion on a timely basis; commercial developments for products that compete with Ampion; the actual and perceived effectiveness of Ampion, and how Ampion compares to competitive products; adverse effects and the unpredictable nature of the ongoing COVID-19 pandemic; adverse developments in our research and development activities; potential liability if any of our product candidates cause illness, injury or death, or adverse publicity from any such events; our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required; and our expectations with respect to future licensing, partnering or other strategic activities. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:

Russo Partners
Tony Russo or Nic Johnson
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com